TOUCHSTONE STRATEGIC TRUST

AMENDMENT TO
RESTATED AGREEMENT AND DECLARATION OF TRUST

The undersigned, being a majority of the Trustees of Touchstone Strategic Trust (the “Trust”), acting pursuant to Sections 4.1 and 7.3 of the Trust’s Restated Agreement and Declaration of Trust, dated May 19, 1993, as amended (the “Declaration”), hereby adopt the following resolutions:

WHEREAS, the Trustees of the Trust then in office, acting pursuant to Sections 4.1 and 7.3 of the Declaration, established and designated a series of the Trust as Touchstone Sustainability Impact Equity Fund; and

WHEREAS, the Trustees now desire to change the name of Touchstone Sustainability Impact Equity Fund.

RESOLVED, that pursuant to the Declaration, the name of Touchstone Sustainability Impact Equity Fund is hereby redesignated Touchstone Global ESG Equity Fund; and

FURTHER RESOLVED, that Section 4.2 of the Declaration is hereby amended to reflect the new name of Touchstone Global ESG Equity Fund as a Series of the Trust, and following execution of such amendment to the Declaration (the “Amendment”), the proper officers of the Trust be, and they hereby are, authorized to file or cause to be filed such Amendment with the Office of the Secretary of the Commonwealth of Massachusetts and the Clerk of the City of Boston and to do any and all such other lawful acts as may be necessary or appropriate, with the advice of counsel, to effectuate the foregoing.

Capitalized terms used but not defined in this Amendment to the Declaration have the meanings otherwise assigned to them in the Declaration.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, hereunto set their hand this 30th day of July, 2019.

/s/ Karen Carnahan Karen Carnahan	/s/ Phillip R. Cox Phillip R. Cox
/s/ William C. Gale William C. Gale	/s/ Susan J. Hickenlooper Susan J. Hickenlooper
/s/ Jill T. McGruder Jill T. McGruder	/s/ Kevin A. Robie Kevin A. Robie
/s/ Edward J. VonderBrink Edward J. VonderBrink